Exhibit 99.1

CNH Industrial N.V.

25 St. James’s Street

London, SW1A 1HA

United Kingdom

CNH Industrial announces Senior Leadership Team changes

London, November 16, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announces the appointment of Vilmar Fistarol as President, North America and Rafael Miotto as President, Latin America.

Vilmar Fistarol will lead the North America region as of late January 2023, following over a decade as President, Latin America, during which time he has continually grown CNH Industrial’s brands’ sales in the region to market leading positions. Vilmar has served CNH Industrial and its predecessor companies for over 31 years in numerous leadership positions. He replaces Brad Crews, whose upcoming transition to a new role in the Agriculture Segment was announced in September 2022.

Rafael Miotto will assume responsibility for the Latin America region as of January 2023, and this appointment will see him join the Company’s Senior Leadership Team. Rafael has successfully led the New Holland Agriculture brand in Latin America for the last five years, and in his 18 years with the company has gained extensive experience in sales and marketing, aftersales and commercial operations.

“CNH Industrial is focused on delivering for our customers, the world’s farmers and builders. In Vilmar and Rafael we have two proven leaders, who are committed to driving ever greater success in two key regions for the agriculture and construction businesses,” said Scott W. Wine, Chief Executive Officer, CNH Industrial. “I am confident they will drive significant value for our customers, dealers and all stakeholders.”

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 37,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

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Media contacts:

Rebecca Fabian	Anna Angelini
North America	United Kingdom
Tel. +1 312 515 2249	Tel. +44 (0)7725 826 007

mediarelations@cnhind.com